EXHIBIT 14.1

 BUSINESS CODE OF CONDUCT & ETHICS

I.	INTRODUCTION/PURPOSE

As a business engaged in the discovery, development and commercialization of medicines for the treatment of various diseases, AnavexTM Life Sciences Corp. (the “Anavex” or the “Company”) must always act in a way that reflects the highest standards of corporate behavior and conduct itself in a legal and ethical manner. Each of us must always exercise good judgment and common sense in making the necessary choices to advance the interests of the Company. The development and maintenance of relationships of trust between each of us and government officials, health care professionals, patients, suppliers, customers, investors and other employees is essential and expected. Obeying the law both in letter and in spirit is the foundation on which Anavex’s ethical standards are built. In carrying out this policy, Anavex has adopted the following Business Code of Conduct and Ethics (the “Code”). This Code is intended to cover Anavex’s and its affiliates’ directors, officers and employees, as well agents and other parties acting on behalf, or for the benefit, of the Company and/or its affiliates (collectively, “Covered Persons”).

Each Covered Person plays an important role in the Company’s achievements. The Company is dedicated to its mission and preserving its reputation of integrity in all the business it does. Anavex believes that building and maintaining a culture of compliance is integral to its success and requires the cooperation and commitment of each Covered Person.

This Code is designed to define the Company’s general expectations for legal and ethical business behavior for all Covered Persons. The Code is a guide and may not address every legal or ethical issue nor is it an exhaustive description of all laws and policies that may apply to our business. It is a statement of the Company’s expectations and obligations.

The Company views this Code very seriously and expects all Covered Persons to abide by it. Any Covered Person who violates the standards set forth in the Code may be subject to disciplinary action which, depending on the nature of the violation and the history of the Covered Person, may range from a warning to a termination of employment and in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

Understanding and daily application of the principles of the Code provides a basis for making the right decisions for the Company; by embracing core values, the Company creates a productive and respectful work environment poised to contribute to global healthcare. Each of us is responsible for becoming familiar and following all the rules, regulations and policies that apply to our jobs and for seeking advice in any situation where we are unsure of what to do.

II.	RESPONSIBILITIES

Each Covered Person is expected (i) to read and understand this Code which provides general principles to guide Covered Persons in making ethical decisions, and its application to the performance of his or her business responsibilities and (ii) to conduct himself or herself in accordance with this Code and to seek to avoid even the appearance of wrongdoing or improper behavior. Those who violate the standards in this Code will be subject to disciplinary action, which may include suspension, termination and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. Any director, officer, or employee who observes or otherwise becomes aware of conduct that violates, or could violate, the Code must take a prompt report of such violation to the Company. Any officer or employee who fails to immediately report a Code violation, or perceived violation, or who violates any aspect of the Code may be subject to disciplinary action, up to and including termination of employment.

If a law conflicts with a policy in this Code, a Covered Person must comply with the law; however, if a local custom or policy conflicts with this Code, a Covered Person must comply with this Code. If a Covered Person has any questions about these conflicts or this Code, he or she should consult with the Chief Executive Officer (“CEO”).

The Company strongly encourages dialogue among Covered Persons should awareness of situations that give rise to ethical questions transpire; Covered Persons should discuss and articulate acceptable ways of handling those situations with the CEO. The Company shall provide a copy of this Code to all new hires and, upon a change to the Code, to all current employees. Additionally, the Company shall also provide its employees with periodic compliance training as a supplement this Code of Conduct.

The Company shall take reasonable steps to monitor and audit compliance with the Code of Conduct, including the establishment of monitoring and auditing systems that are reasonably designed to detect violations of the Code of Conduct. Additionally, the Company will periodically review the Code of Conduct, and when necessary or desirable, make recommendations to ensure:

•	its continued conformance to applicable law,

•	that it meets or exceeds industry standards, and

•	that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected. The Company may revise, change or amend the Code of Conduct, or any policies or procedures, at any time.

After carefully reviewing this Code, you must sign the acknowledgment attached hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company within ten (10) business days of your receipt of this Code and otherwise as required by the Company. All Covered Persons will each be required to annually certify compliance with the Code. The failure to certify such compliance or any false certification, even if directed by a supervisor, is grounds for disciplinary action by the Company, up to and including termination of employment.

III.	HONEST AND ETHICAL CONDUCT

Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for their actions. All actual or potential conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code. In addition, all Covered Persons must be direct, honest and truthful in discussions with, or requests for information from, the Board, regulatory agency officials and government officials, as well as in all dealings with business partners and shareholders. Every Covered Person is accountable for adhering to the Company’s commitment to conduct its business fairly, honestly and with integrity.

IV.	COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

All Covered Persons must respect and obey the laws, rules and regulations (including insider trading laws) of the jurisdictions in which we operate and the rules and regulations applicable to the Company, its business and its affiliates (collectively, the “Company Group”), including those of the NASDAQ and the Securities and Exchange Commission (the “SEC”). The Company shall hold periodic training sessions to ensure all employees are aware of and comply with the relevant laws, rules and regulations associated with their employment. Although not all Covered Persons are expected to know the details of the laws, rules and regulations to which the Company Group is subject, it is important to understand enough to determine when it is necessary or appropriate to seek advice from supervisors, managers or other persons, including the CEO and/or Board of Directors (“Board”), who can provide guidance on such matters.

Disregard of the law will not be tolerated. Violation of any applicable laws, rules and regulations may subject an individual, as well as one or more members of the Company Group, to civil, administrative and/or criminal penalties and may harm their reputations. Covered Persons should be aware that conduct and records, including e-mails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. Consequently, it is in everyone’s best interest to understand and comply with the laws, rules and regulations applicable to the Company Group.

Areas that require particular attention to ensure proper compliance include:

•	Antitrust and Competition Laws: It is the policy of the Company to comply with the antitrust and competition laws of each country in which the Company does business. No director, officer or employee of the Company will engage in anti-competitive conduct in violation of any antitrust or competition law.

•	Intellectual Property Laws: The Company requires that all scientific and technical information generated, utilized and maintained by its employees and in strict compliance and conformity with applicable intellectual property laws.

•	Workplace Safety Laws and Regulations: The Company requires full compliance with applicable workplace safety and industrial hygiene standards required by law. Each of us has a responsibility for maintaining a safe and healthy working environment for all persons at the Company, following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

•	Insider Trading Laws: All members of board of directors and of executive boards, and their auxiliary staff in the Company Group, will be severely penalized if they make use of “hot information” (i.e. information that is not available to the general public, facts which could substantially influence the price of a listed security) that is in their possession to create a financial advantage for themselves or for some third party by purchasing (prior to the announcement of favorable information) or selling (prior to the announcement of unfavorable information) stock that is listed on an exchange or other securities. The insider trading provisions affect securities of Anavex Life Sciences Corp., and those of companies that are being acquired or merged with Anavex or a Company with which Anavex is planning to enter into a strategic alliance, if the said securities are listed on an exchange or traded in pre-market dealings.

•	Privacy and Data Protection Laws: The Company is committed to the protection of the individual privacy of employees, persons who participate in the clinical trials of the Company’s drug candidates and products and individual third parties who perform services on behalf of the Company. The Company must comply with applicable privacy laws and regulations whenever the Company does business, including activities performed on behalf of the Company by third parties. Such laws and regulations are complex and differ from country to country. Any employee who handles or oversees the handling of individually-identifiable data and who has a concern or question about the proper handling of such data should contact the CEO and/or consult any applicable Company policies.

•	Laws and Regulations relating to Records Retention: The Company must comply with all laws and regulations mandating specified time periods for retaining various records of Company’s activities. It is the responsibility of each direct report of the CEO working with his/her staff and the CEO, to establish and maintain a system for the retention and safekeeping of all records that are required by law or Company Policy.

•	Laws Governing Pharmaceutical Products: The Company must comply with all laws and regulations governing the manufacture, testing, review and approval, sales, marketing, shipment, storage, and destruction of pharmaceutical products set forth by the Food and Drug Administration, the Drug Enforcement Administration, the local authorities and the European Union and its member states. In conducting clinical trials of pharmaceutical products, the Company will comply with rules governing human subject protection, animal welfare, and public disclosure of clinical trials for serious and life threatening diseases. The distribution of pharmaceutical samples must comply with the Prescription Drug Marketing Act. These laws and regulations are complex, technical, and comprehensive. Therefore, all employees shall take steps to become familiar with those areas directly relevant to their responsibilities and shall consult with the CEO to obtain guidance on issues or areas of law or regulation that might arise during the normal course of business.

•	Interacting with healthcare professionals: All employees, officers and directors must comply with all applicable laws, regulations and professional ethical rules in their dealing with healthcare professionals. The purpose of every interaction between the Company and a healthcare professional must be to benefit patients or enhance the practice of medicine. You may inform healthcare professionals about Company products, provide scientific and medical information and promote medical research.

•	Responsibility of Company Personnel: Every director, officer, or employee has the responsibility to report a violation or suspected violation of this Policy. The Company promptly responds to all reports of suspected violations. Any Director, officer, or employee who knows or believe that any other Director, officer, or employee of the Company, or anyone else representing the Company, is violating or is suspected of violating this Policy should contact his supervisor or the CEO.

V.	CONFLICT OF INTEREST

All Covered Persons have a duty to avoid business, financial or other direct or indirect relationships that conflict with the interests of the Company or that divide his or her loyalty to the Company. A conflict of interest occurs when your personal interest interferes or appears to interfere with the interests of the Company, or the Company Group as a whole. A conflict situation can arise, for example, when a Covered Person takes actions or has interests that may make it difficult to perform his or her work for the Company honestly, objectively and fairly. It is almost always a conflict for a Company officer or employee to work simultaneously for a competitor, customer, or supplier or to work for a competitor as a consultant or board member. Conflicts of interest also arise when a Covered Person, or any Family Member (as defined below) of such person, receives improper personal benefits as a result of his or her position at the Corporation. Loans to, other than those made in the ordinary course of business, or guarantees of obligations of, employees or their Family Members may also create a conflict of interest. Covered Persons may not participate in a joint venture, partnership or other business arrangement with the Company, without the prior approval of a majority of the Board.

Any activity which even appears to present a conflict must be avoided or terminated unless, after disclosure to the Company, it is determined that the activity is not harmful to the Company or otherwise improper. It is our responsibility to disclose any material transaction or relationship that could be expected to give rise to a conflict of interest to the CEO or Board of Directors. Managers may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the CEO including a written description of the activity. Officers and directors may seek authorizations and determinations from the Nominating and Corporate Governance Committee of the Board of Directors.

For purposes of this Code, “Family Member” generally means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

VI.	CORPORATE OPPORTUNITIES

Covered Persons owe a duty to the Company Group to advance their legitimate interests when the opportunity to do so arises. Covered Persons must offer to the Company any business opportunities related to the Company Group’s target assets and business activities (as described in the Company’s Registration Statement on Form S-1 relating to the Company’s initial public offering or any periodic report filed by the Company from time to time with the SEC, together with any other assets that the Board determinates from time to time will be a target asset or potential investment or business of the Company Group). Covered Persons are prohibited from: (i) taking for themselves opportunities that are discovered through the use of Company Group property, information or position, unless such opportunities are presented to the Board and the Board declines to pursue such opportunities; (ii) using Company Group property, information or position for improper personal gain; or (iii) competing with any member of the Company Group. Any employee, other than an officer, may only pursue a corporate opportunity if the CEO or Board waives in writing the Company’s right to pursue the corporate opportunity. Corporate opportunities available to directors and officers may only be waived by the Board. If the Company waives its right to pursue a corporate opportunity, Covered Persons may pursue such opportunities in a manner consistent with this Code.

VII.	COMPLIANCE PROCEDURES; REPORTING VIOLATIONS

As part of its commitment to ethical and legal conduct, Covered Persons must bring to attention information about suspected or known violations of law or policy by any employee, contractor or agent of the Company to the CEO or an appropriate manager. Violations should be reported regardless of the identity or position of the person suspected of engaging in improper conduct. The Company expects all Covered Persons to work to ensure prompt and consistent action against violations of this Code. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. Nonetheless, the general guidelines of this Code provide each Covered Person with the Company’s expectations regarding business dealings. The Company understands that there may be some situations in which it is difficult to know right from wrong. In determining the best course of action, each Covered Person should answer the following questions to help evaluate specific situations:

1.	Will my action comply with the intent and purpose of the Company’s policies and practices?

2.	Will I compromise myself or the reputation of any member of the Company Group by this action if it becomes known to my supervisor, colleagues, shareholders or friends?

3.	Is this action honest in every respect?

4.	Could this action appear inappropriate to others, even if it is ethical?

If something you have seen, heard or been asked to do (or not do) seems illegal, unethical or improper, it may very well be. Each Covered Person should use his or her judgment before taking any action that could be deemed a violation of this Code or any law, rule or regulation or Company policy. Furthermore, any Covered Person who becomes aware of (a) any existing or potential violation of this Code or any law, rule or regulation or Company policy or (b) alleged irregularities of a general, operational or financial nature within the Company (“Alleged Irregularities”), has an obligation to report his or her complaint or concern to his or her supervisor, to the CEO, the Whistleblower Hotline or the Board. Alleged Irregularities concerning the functioning of the Board may be reported directly to the CEO.

No Covered Person should report any existing or potential violation of the Code or any law, rule or regulation, Company policy or any Alleged Irregularity to any person who is involved in the matter giving rise to the existing or potential violation.

All concerns will be taken seriously by the Company and, when appropriate, the Company will fully investigate each allegation. This may include talking to any individuals directly involved, as well as to others who may possess information pertinent to the situation. Covered Persons are expected to cooperate fully with internal investigations of wrongdoing or misconduct, and failure to cooperate fully with any such investigations will lead to disciplinary action, up to and including termination.

The Company will not tolerate any retaliation against any Covered Person for raising, in good faith, a possible violation of this Code or of a law, rule or regulation, Company policy or any Alleged Irregularity. Retaliation for reporting a U.S. federal offense is illegal under U.S. federal law. Any person who participates in retaliatory conduct will be subject to disciplinary action up to and including termination of employment or office. Misusing this Code by knowingly or recklessly providing false information to the Company may also result in appropriate disciplinary action. Any Covered Person who deliberately fails to report a matter of noncompliance will be subject to appropriate disciplinary action.

Every director, officer, manager and supervisor who receives a complaint or a report alleging or regarding an actual or potential violation of this Code or of a law, rule or regulation, Company policy or regarding any Alleged Irregularity, has, without exception, the responsibility to immediately communicate such complaint to the CEO.

Adherence to this Code is a condition of working for the Company. If, after investigation, it is determined that a compliance violation has occurred, an employee may be subject to discipline including, for example, training, referral to counseling, warning, reprimand, withholding of a promotion or pay increase, demotion, reassignment, temporary suspension without pay, or termination of employment.

VIII.	ACCOUNTING COMPLAINTS

The Company’s policy is to comply fully with all applicable financial reporting and accounting regulations. If any Covered Person has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters concerning the Company, such person is encouraged to submit such concerns or complaints in accordance with the Company’s Complaint Procedures.

IX.	FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees or officers of other companies is prohibited. Each Covered Person should endeavor to respect the rights of, and to deal fairly with the Company Group’s guests, suppliers, consultants, competitors, employees, officers and other persons with whom the members of the Company Group transact business. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

X.	CONFIDENTIALITY

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company, except when disclosure is authorized under the Company’s Disclosure Policy or as otherwise legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its suppliers or its customers, if disclosed. It also includes information that suppliers, customers and individuals or institutions involved in clinical trials or other product development activities have provided to the Company. Employees should take appropriate steps to limit distribution of such confidential information to only those employees of the Company who have a need to know such information in order to carry out their job responsibilities. It is the Policy of the Company that each of us must respect the proprietary information of other individuals or organizations with which the Company does business. Information obtained from public sources can legitimately be used in the Company’s business activities, but proprietary information obtained through improper means can never be used by any director, officer or employee in carrying out his /her job responsibilities.

XI.	NO ABUSE OF CORPORATE ASSETS

Employees may not take personal advantage of opportunities that are presented to them or discovered by them as a result of their position with the Company or through their use of corporate property or information, unless authorized by the Board of Directors. Even opportunities that are acquired privately by the employee may be questionable if they are related to the Company’s existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. Employees may not use their position at the Company or corporate property or information for improper personal gain, nor should they compete with the Company in any way.

XII.	MEDIA/PUBLIC DISCLOSURES

It is our policy to disclose material information concerning the Company and its work to the public only through specific limited channels to avoid inappropriate or inaccurate publicity. Employees may not provide any information to the media about the Company and its work or customers, whether off-the-record, for background only, confidentially or secretly. All inquiries or calls from the press should be referred to the CEO.

XIII.	PROTECTED INFORMATION

The Company believes in the importance of respecting the privacy of all of those with whom we do business. During normal business activities, the Company may collect personal, sensitive or nonpublic information about various individuals, including our employees, customers, patients, clinical trial participants and others with whom we conduct business. It is the Company’s policy to respect the privacy and guard the confidentiality of personal, sensitive or nonpublic information, including protected health information. Accordingly, employees must maintain and use such information in accordance with the law, and the Company’s even more stringent policies and procedures. The Company will implement measures designed to protect the personal, sensitive or nonpublic information and to appropriately maintain a system for protection of that information.

Patient personal data, including Protected Health Information (PIH) and sensitive personal data may be subject to additional regulatory protections, such as a requirement to have policy and security safeguards in place to protect it. We are responsible for ensuring that patient personal data is kept secure and confidential and used solely for the purpose for which it was collected. Employees responsible for handling such patient data are expected to become familiar with laws and regulations in the jurisdictions in which we conduct clinical trials.

XIV.	INSIDER TRADING

The laws against insider trading of the Company’s (or other) securities are specific and complex. Covered Persons may obtain, or come into regular or occasional contact with, information that qualifies as “inside information” under applicable securities laws. Inside information includes material information about the Company that is not available to the public. The unauthorized use by a Covered Person of inside information is unethical and may also be unlawful. Covered Persons should never trade the shares or other securities of the Company while in possession of inside information, nor should they disclose such information to any other person that might engage in trading activities, unless in compliance with the Company’s Policy on Insider Information and Insider Trading. In all cases, it is each Covered Person’s responsibility to ensure that he or she complies with all relevant securities laws and regulations.

XV.	SOCIAL MEDIA

The Company recognizes the popularity of social media as a business tool in appropriate circumstances and has implemented a policy outlining the use of social media in its Employee Handbook. Business and personal use of social media relating to the Company, its business or its employees, whether on or off working time or Company equipment, must comply with the Company’s Employee Handbook.

XVI.	PROTECTION AND PROPER USE OF THE COMPANY GROUP’S ASSETS

All Covered Persons should protect the Company Group’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company Group’s profitability. Any suspected incident of fraud or theft should be immediately reported to the Company’s CEO or designee. All of the Company Group’s assets should be used for legitimate business purposes and should not be used for non-company business, although incidental personal use may be permitted with the permission of your supervisor. The Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.

XVII.	BUSINESS RECORDS

The Company has a responsibility to ensure that it provides the investing public with information that accurately and fairly reflects the true value of its operations. Accurate and fair records are essential to ensure the proper conduct of the Company’s business and its compliance with the law.

The Company’s responsibilities to its stakeholders and the investing public require that all of the Company’s and Company Group’s books, records, accounts and financial statements be maintained in reasonable detail, appropriately reflect the Company’s transactions and conform to applicable legal requirements, the Company’s system of internal controls and generally accepted accounting principles (“GAAP”). The Company relies on the accuracy and completeness of its business records to (i) provide full, fair, accurate, timely and understandable disclosure in the current reports, periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company or on the Company’s behalf, (ii) make management decisions and (iii) analyze its operations. The accuracy of such records is essential for continued, long-term business success.

No false, misleading or artificial entries may be made by any Covered Person in the books and records of the Company or the Company Group. All Covered Persons with supervisory responsibility shall establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the Company’s assets and the accuracy of its financial records and reports. The Company has adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established accounting practices and procedures must be followed to assure the complete and accurate recording of all transactions. All Covered Persons, within their areas of responsibility, are expected to adhere to these procedures, as directed by the Chief Financial Officer.

We all share the responsibility of maintaining accurate records and reports. Even if you are not directly involved in financial reporting or accounting, you are likely involved with financial records or reports of some kind—a contract, time sheet, invoice or expense report. In addition, most employees have involvement with product or administrative activities or performance evaluations, which can affect our reported financial condition or results. Therefore, regardless of whether you are otherwise required to be familiar with finance or accounting matters, you are required to use all reasonable efforts to ensure that every business record or report with which you deal is accurate, complete and reliable

Any accounting adjustments that materially depart from GAAP must be approved by the Company’s Chief Financial Officer. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the Company’s Chief Financial Officer.

The Audit Committee plays an important role in ensuring the integrity of our public reports. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors. In particular, our CEO and senior financial officers should promptly notify the Audit Committee any such information of which he or she may become aware including the accuracy of material disclosures in public filings, material weaknesses or significant deficiencies in internal controls over financial reporting and any evidence of fraud that involves an employee with a significant role in our financial reporting disclosures or internal controls or procedures.

No Covered Person may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records. Violation of these provisions shall result in disciplinary action, up to and including termination of employment, and may also subject the violator to substantial liability.

XVIII.	RECORDS MANAGEMENT

The Company has implemented measures to ensure that its records will be appropriately safeguarded. The Company’s employees will retain records for as long as they are required and in the manner required to meet its legal, regulatory, administrative and operational requirements, after which they may be appropriately discarded. In many instances, there are legal requirements that certain records be retained for specific periods of time and may be appropriately disposed of once that period of time has elapsed. Records necessary for business reasons will be retained for a period of time that will reasonably assure the availability of those records when needed. Whenever it becomes apparent that records of any type will be required in connection with a lawsuit or government investigation, all relevant records should be preserved, and ordinary disposal or alteration of records pertaining to the subject of the litigation or investigation should be suspended. If an employee is uncertain whether records under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the CEO.

XIX.	DISCLOSURE OF COMPANY INFORMATION

Information is a valuable corporate asset. Open and effective dissemination of information is critical to the Company’s success. However, much of the information to which Covered Persons have access at the Company is confidential and/or proprietary. Confidential information is information that the Company considers private and that is not common knowledge outside the Company. Proprietary information is information the Company owns, develops, pays to have developed, or to which it has an exclusive right. Because the disclosure of such information could seriously damage the Company’s interests, safeguarding this information is the responsibility of all employees of the Company and Covered Persons. Each employee and Covered Person must safeguard all confidential and proprietary information. Covered Persons will not, without prior written approval of the Company, disclose information that has not already been published or made publicly available.

Covered Persons may not share proprietary information with anyone not entitled to know for a legitimate business reason including fellow employees, spouses, other family members, and friends. Any access to confidential and proprietary information given to a third-party (outside of the Company) for a legitimate business reason must be provided under a confidentiality agreement approved by the CEO with the advice of legal counsel. Covered Persons will exercise due care to prevent the release or sharing of information beyond those people who need to know such information to perform their job function. To avoid inadvertent disclosure of such information, you will avoid discussions of Company information in public places such as elevators, public transportation, restaurants or on public telephones. Only the CEO may respond to the media, the financial community or other outside inquiries about the Company. The obligation to protect the Company’s Confidential and proprietary information continues even if employment with the Company ends.

Additionally, a substantial part of the Company’s business involves use and licensing of patents, trademarks, copyrights and use of rights licensed from others. The Company and its business partners invest extraordinary expertise and resources to make their products, and they expect their intellectual property to be respected and protected. The confidentiality of the Company’s intellectual property is critical to the success of our business and must be strictly maintained. Similarly, Company employees and Covered Persons should never take or accept from others information or materials known or believed to contain the trade secrets of a competitor.

XX.	PROPER USE OF COMPANY PROPERTY

All Covered Persons are expected to protect the Company’s assets and use them appropriately and efficiently. Theft, carelessness, and waste have a direct impact on profitability. The Company property, such as office and lab supplies, computer equipment, and facilities are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Employees may not, however, use the Company’s name, any brand name or trademark owned or associated with the Company or letterhead stationery for any personal purpose. Any misuse or suspected misuse of the Company’s assets must be immediately reported to the CEO.

Theft of any Company equipment, property or funds, including without limitation, the submission of inappropriate or fraudulent requests for reimbursement of expenses, will not be tolerated.

XXI.	USE OF COMPANY EQUIPMENT, VOICE MAIL AND E-MAIL

Technology is critical to our success at the Company. Everyone who uses our technology in the course of their employment has the responsibility to use the resources provided appropriately and securely. You will only use e-mail, voice mail systems, and other Company equipment (e.g., laptop computers, servers) for conducting business or for other purposes authorized by your supervisor. Reasonable, limited personal use of these systems and equipment is permissible; however, you will not use these systems or equipment in connection with any inappropriate or offensive material, including without limitation any pornographic or obscene material. The Company may monitor and audit all usage of these systems and equipment to ensure integrity and to prevent misuse. There shall be no expectation of privacy in your use of these systems or equipment.

XXII.	QUALITY PRODUCTS AND PATIENT SAFETY

The Company is committed to carefully assessing the risks and benefits of our products before and after we bring them to market. We understand that it is critical for patients and physicians to understand these risks and benefits before making treatment decisions, and the responsibility of providing accurate product information is one the Company takes very seriously.

The Company conducts and supports new medical research and recognizes that clinical trial and other research findings are an important means of adding to the medical community’s body of knowledge. The Company strives to make all clinically significant scientific information resulting from our clinical trials and other research publicly available and to ensure that any publications resulting from research financially supported by the Company accurately disclose the Company’s support.

The Company collaborates with appropriate regulatory authorities to determine the label information for each of our products in an effort to ensure that accurate and complete information about the indications and safety of our products is provided.

A.	COMMITMENT TO QUALITY

The Company is committed to developing and manufacturing the highest quality products in accordance with all relevant laws. Our dedication to quality is the driving force of what we do for patients and for our Company. By focusing on quality in all internal and contracted operations that support the development of our products, we will foster an environment of success and trust with physicians and patients.

We share the responsibility of maintaining our high-quality standards by:

•	Making patient safety a paramount focus of internal and contracted operations that support the development of our products;

•	Following all applicable laws, regulations and Company policies and procedures;

•	Engaging only suppliers and other third parties who support the Company’s commitment to high quality standards;

•	Never sacrificing quality to meet a deadline or target; and

•	Raising any quality questions or concerns through appropriate channels.

B.	CLINICAL TRIALS

Putting Patients First

The Company is committed to conducting all its clinical trial activities in accordance with International Council for Harmonization - Good Clinical Practice (ICH - GCP), the international ethical and scientific quality standard for designing, conducting, recording and reporting medical trials that involve the participation of human subjects. Compliance with this standard provides public assurance that the rights, safety and well-being of trial subjects are protected, and that the clinical trial data is credible. We protect patient rights through appropriate informed consent procedures, compliance with ICH – GCP and documentation of our compliance with all applicable privacy-related policies and regulations.

We only conduct or sponsor trials under the direction of experienced investigators and in compliance with protocols that have received all necessary prior approvals from institutional review boards (IRB), independent ethics committees (IEC) or other applicable authorized bodies or agencies.

As part of our commitment to improve the overall quality of life for people living with neurodegenerative and neurodevelopmental disorders, we recognize the importance of fully understanding the needs and rights of the vulnerable populations that participate in our clinical trials. The following principals must guide our clinical research:

Participants must not be exposed to unnecessary risks.

Participants and their caregivers must understand the nature and purpose of the clinical research via informed consent procedures.

Privacy and confidentiality rules must be strictly adhered to.

Information gathered must enable transparent and accurate reporting, interpretation and verification of study outcomes.

In working with patient advocacy groups and organizations, always exercise respect and transparency, maintaining independence of these groups’ and working cooperatively for the benefit of patients by being responsive to patient and physician requests and questions and respectful of the physician-patient relationship. Employees are responsible for ensuring all product communications made with patient organizations are factually accurate and consistent with legal and research requirements.

Working with Vendors

We work with various outside vendors to perform certain research, development and commercial activities. These vendors must comply with all applicable international and local healthcare program and regulatory requirements, including the FDA. Any employee who is responsible for such vendor’s activities must ensure that the vendor understands that, in performing services on behalf of the Company, they must adhere to the same high standards to which Anavex is held. Employees who are concerned that a vendor is not conducting its activities in compliance with Anavex’s policies and procedures should report compliance concerns to the CEO.

Our vendor selection policy is to select vendors based on the merits of their products, services and business practices and to purchase supplies based on need, quality, service, price and other terms and conditions of sale. You may not establish a business relationship with a vendor if you know or have reason to know that its business practices violate applicable laws or our Code of Conduct.

Environmental Compliance

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

XXIII.	RETENTION OF BUSINESS RECORDS

Records retention policies seek to establish consistent practices concerning how long records should be kept and when, in the normal course of business, they should be destroyed. All Covered Persons must comply at all times with all laws, rules and regulations relating to records preservation, all records retention policies and all document or record preservation notices. Records must be maintained for the duration of the assigned retention periods. A record includes any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes paper documents, CDs, DVDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm or all other media and data storage devices. The retention and proper disposal of the Company Group’s records shall be in accordance with established Company policies and applicable legal and regulatory requirements.

If the existence of any pending or threatened legal action, subpoena or investigation is known or reported to you, promptly contact the CEO. You must retain all records that may relate to any pending or threatened legal action, subpoena or investigation. If you have a question as to whether a record pertains to a pending or threatened legal action, subpoena or investigation, contact the CEO before disposing of the record in question.

XXIV.	ANTI-BRIBERY AND ANTI-CORRUPTION POLICY

This Anti-Bribery and Anti-Corruption Policy of Anavex (the “Policy”) is designed to ensure compliance with the US Foreign Corrupt Practices Act of 1977 (the “FCPA”), as well as with the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any local anti-bribery or anti-corruption laws existing where Anavex and its affiliates operates (collectively, the “Anti-Corruption Laws”). This Policy applies to all Covered Persons.

Anavex takes a zero-tolerance approach to bribery and corruption. All Company personnel are expected to conduct business legally and ethically, in accordance with best practices. As a general principle, Anavex and its representatives shall not transfer or offer to transfer any type of benefit for the purpose of influencing a public official to misuse his or her power or influence.

A.	PURPOSE AND APPLICATION OF THIS POLICY

The purpose of this Policy is to establish the obligations of Anavex, and of those working on behalf of the Company, in observing and upholding its position on bribery and corruption, and to provide guidance on how to recognize and deal with bribery and corruption issues. As the FCPA has extraterritorial application, Anavex, along with all Covered Persons will be bound by these laws in relation to conduct in all countries in which they operate. This Policy is not intended to supplant the Anti-Corruption Laws.

B.	COMPLIANCE REQUIREMENTS

Prohibited Activities – No Covered Person shall, directly or indirectly give, offer or agree to give anything of value of any kind (including any payment, loan, gift, reward, advantage, benefit or service) to a public official or to any person for the benefit of a public official: (a) as consideration for an act or omission by the official in connection with the performance of his/her duties; or (b) to induce the official to use his/her position to influence any acts or decisions of the government for which the official performs his/her duties.

A “public official” includes any person who holds a legislative, administrative or judicial position of a state; a person who performs public duties or functions for a state, including a person employed by a board, commission, corporation state-owned company or other body or authority that is established to perform a duty or function on behalf of a state, or is performing such a duty or function; and an official or agent of a public international organization that is formed by two or more states or governments, or by two or more such public international organizations. A “state” means any country, and includes any political subdivision of that country (such as a province or territory); the government, and any department, or branch of that country or of a political subdivision of that country; or any agency of that country or of a political sub-division of that country.

Bribes given through an agent or received by a party other than a public official are also prohibited if the ultimate goal is to influence a public official by conferring a benefit. Any question about whether someone is a public official should be directed to the CEO.

Covered Persons may not make or authorize cash or cash equivalent (e.g. check) reimbursements or payments of any kind to individual public officials without prior written authorization from the CEO.

No Facilitation Payments – Anavex does not make “facilitation payments” or “kickbacks” of any kind, regardless of whether such payments are permitted under applicable law. Facilitation payments are typically small, unofficial payments made to secure or expedite a routine government action by a government official (such as the issuance of permits, licenses, provision of mail pick-up and delivery etc.). Kickbacks are typically payments made in return for a business favor or advantage and can include discounts or other types of cash incentives.

All Covered Persons must avoid any activity that might lead to, or suggest, that a facilitation payment or kickback will be made by, on behalf of, or otherwise in connection with the business of or for the benefit of the Company.

If asked to make a payment on the Company’s behalf, always be mindful of what the payment is for and whether the amount requested is proportionate to the goods or services provided. Always obtain a receipt which details the reason for the payment and evidences that the payment went directly to the appropriate payee who provided the goods or services. Any suspicions, concerns or questions regarding a payment should be raised with the CEO.

Lodging and Travel Expenses – If any Covered Person proposes to reimburse the bona fide and reasonable travel and lodging expenses of a public official, such Covered Person shall document such proposed reimbursement, lodging or services and shall consult with the CEO to determine the propriety of any such proposed reimbursement and obtain the CEO’s prior written authorization before making any offer to such Public Official. In any such case, the amount and purpose of such reimbursement, lodging or services must be reasonable and must relate directly to either: (a) the promotion, demonstration, or explanation of the Company’s services or operations with a government, government agency, or government-owned or government-controlled enterprise or the performance of an official duty related to the Company; or (b) the execution or performance of a contract with a state or related organization.

Gifts and Hospitality – This Policy does not prohibit normal, appropriate and modest hospitality to or from third parties. These customary courtesies are designed to build goodwill among business partners.

The test to be applied is whether in all the circumstances the gift or hospitality is reasonable and justifiable (both from the perspective of the provider and recipient) rather than lavish and extraordinary; bearing in mind that what may normally be viewed as small or insignificant in some countries can be of significant value in another. The intention behind the gift should always be considered and nothing should be explicitly or implicitly expected or demanded in return.

The giving of gifts and corporate hospitality or entertainment is not prohibited, if the following requirements are met:

(a)	it is done in the normal course of the Company’s business and without the intention of, or without a reasonable prospect of, influencing a public official to obtain or retain an improper business advantage, or to reward the provision or retention of an improper business advantage, or in explicit or implicit exchange for favors or benefits;

(b)	it complies with applicable local law;

(c)	it does not include cash or a cash equivalent;

(d)	it must be properly recorded and disclosed, and not paid personally to avoid any approval or disclosure requirements;

(e)	taking into account the reason for the gift or hospitality, it is of an appropriate type and value in the applicable country/region and given at an appropriate time;

(f)	it is given openly and in the Company’s name, not secretly; and

(g)	it is not given or received frequently between the same individuals.

Gifts or hospitality should not be offered to Public Officials or government representatives, or politicians or political parties, without the prior approval of the CEO.

Community Funding – Government officials or their representatives may request or expect funding for consideration or approval of regulatory matters involving the Company. The Company may be given opportunities to financially support development initiatives of communities in proximity to its projects or make charitable contributions. Although it may be customary to do so, no Covered Person may make or commit to such funding, contributions or payments to public officials on behalf of the Company without the prior written approval of the Company’s CEO. In each of these scenarios, such payments or contributions may be prohibited under applicable laws and, accordingly, in order to avoid involvement in improper conduct, it is critically important that the Company be diligent in confirming details of the nature of the payment in question, including with respect to who the intended beneficiaries of the contribution in question are, and how they will benefit.

Political Contributions – No Covered Persons should make any contribution or provide any financial support to any political party or candidate on behalf of Anavex, except as may be pre-approved by the Company’s CEO. No Political Contributions may be used as a subterfuge for bribery.

In undertaking any political activity that is not authorized by this policy or other policies of the Company, all Covered Persons will be deemed to be acting in their personal capacity or that of their own corporate organization and not on behalf of the Anavex.

Record Keeping – All accounts, invoices, memoranda and other documents and records relating to dealings with third parties must be prepared and maintained with strict accuracy and completeness. Covered Persons must ensure that all expense reports relating to hospitality, gifts or expenses incurred to third parties are submitted in accordance with the relevant Company policies and that the reasons for the expenditures are specifically recorded. No accounts or transactions must be kept “off-book” for any reason, including to facilitate or conceal improper payments. Recording of any payments in any way which would conceal their true nature constitutes a violation of this Policy and applicable laws.

All document processing payments, attachments to justify payment requests, classification of payments, authorizations, and certifications subject to this Policy must be capable of being retrieved at least for five (5) years.

C.	PENALTIES FOR NON-COMPLIANCE

Individuals who fail to comply with this Policy may face severe consequences which could include internal disciplinary action or termination of employment or service arrangements without advance notice. If it appears that any Covered Person may have violated any applicable Anti-Corruption Laws, then the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment for Anavex and/or the responsible person.

The Company may be held liable where any of its employees, agents, contractors or other representatives has engaged in bribes or other forms of corruption or misconduct, whether known or not by senior management. Companies charged under the Anti-Corruption Laws may be subject to significant fines, negative effects on its share price and material damage to its reputation. A convicted company may also be ordered to forfeit all proceeds obtained from an act of bribery.

D.	POLICY IMPLEMENTATION AND OVERSIGHT

The Company’s Board has overall responsibility for ensuring this Policy complies with the Company’s legal and ethical obligations, and that all those under the Company’s control comply with it.

The Company’s CEO has primary responsibility for overseeing the implementation of this Policy, and for monitoring its suitability, adequacy and effectiveness. Where appropriate the CEO may consult with other officers of the Company prior to making determinations in relation to this Policy. Management at all levels is responsible for ensuring that those reporting to them are made aware of, understand and comply this Policy.

The Company shall continue to develop, implement, monitor and maintain a system of internal controls to facilitate and assess compliance with this Policy by its employees, agents, contractors and consultants.

These systems shall include the following elements:

- All officers and directors, all corporate employees, all members of the executive committee and certain additional employees in positions that require them to interact with public officials, approve payments or keep accounting records (the “Designated Employees”), will receive relevant training on how to implement and adhere to this Policy. All Designated Employees will provide annual certification of compliance with this Policy.

- Internal audits will be conducted periodically to assess whether this Policy is effective in (i) increasing awareness among Covered Persons of bribery and corruption issues, and the significance thereof; (ii) systematically reducing the risk of occurrence of bribery and corruption related incidents involving the Company; (iii) establishing appropriate written records to evidence that reasonable care and diligence have been taken to ensure compliance in these areas.

- Internal audits will be conducted periodically in order to monitor instances of non-compliance by Covered Persons, with appropriate follow-up action as warranted.

- A report will be provided to the Board on an annual basis confirming that: (a) all annual certifications have been obtained, and summarizing the results thereof; (b) an internal audit of the effectiveness of this Policy has been duly completed; and (c) material issues that are identified are reported to the Board and appropriate corrective action is taken.

- The Company shall conduct an anti-bribery risk review of projects or proposals involving business in new jurisdictions. The level of due diligence conducted should be consistent with the level of risk to be managed, and must include an assessment of the prevalence of bribery, corruption and other unacceptable behavior in such new market.

- Due diligence on potential acquisition targets must include consideration of whether the target and its representatives have complied with applicable bribery and corruption legislation. Employment, consultancy, agency and similar agreements entered into by the Company, where the employees will be Designated Employees or consultants or agents are expected to have interaction with public officials, shall require counterparties to acknowledge and agree that they understand, and shall comply with, this Policy.

E.	COMMUNICATION OF THIS POLICY

This Policy, along with any updates hereto, will be posted on the Company’s website. A copy of the Policy will be provided to all Designated Employees and to all agents, consultants and contractors of Anavex having interaction with public officials on behalf of Anavex, and they will be advised that the Policy is available on the Anavex website for their review, and informed whenever significant changes are made.

Education on this Policy will form part of the orientation or induction process for all new Designated Employees. In addition, this Policy shall be communicated to any agent, contractor or consultant having interaction with public officials on behalf of Anavex at the outset of the business relationship, and as appropriate thereafter. For advice on these communications, please contact the Company’s CEO.

F.	REPORTING OBLIGATIONS

1.              Reporting. All Covered Persons must immediately report any known, suspected or suggested violations of this Policy to the Company’s CEO. Alternatively, Covered Persons can report any known, suspected or suggested violations of this Policy through the Company’s Whistleblower Hotline by one of the following methods:

a.              Email. By email on a confidential basis which is forwarded directly to a designated member of the Board of Directors (the “Board Member”) to: anavexhotline@anavexcorp.com. This hotline email address is forwarded directly to the Board Member who will maintain anonymity if so requested. However, employees may also use a non-identifiable or third party email address to submit anonymous complaints to the hotline.

b.              Audio Message. Employees or others wishing to lodge a complaint or raise compliance concerns may contact 917-460-0668 to record an audio message. An audio file will be created and will be forwarded to the Board Member.

Additionally, Covered Persons may contact the Company’s CEO with a question or concern about the application of this Policy. Any questions or violation reports will be addressed immediately and taken seriously, and can be made anonymously. The CEO, Board Member or his/her designee will investigate any reported violations, and, if warranted, will determine an appropriate response, including corrective action and preventative measures. All reports will be treated confidentially to every extent possible.

The Company will maintain a record of all reports under this Policy, tracking their receipt, investigation and resolution.

The Company will promptly report any violations of applicable law to appropriate regulatory authorities.

2.              Protection. The Company encourages openness and will support anyone who raises genuine concerns in good faith under this policy, even if they turn out to be mistaken.

The Company is committed to ensuring no one suffers any detrimental treatment as a result of refusing to take part in bribery or corruption, or because of reporting in good faith their suspicion that an actual or potential bribery or other corruption offence has taken place, or may take place in the future. Detrimental treatment includes dismissal, disciplinary action, threats or other unfavorable treatment connected with raising a concern. If you believe that you have suffered any such treatment, you should inform the Company’s CEO immediately. If the matter is not remedied, and you are an employee, you should raise it formally with the CEO.

G.	CONCLUSIONS

The prevention, detection and reporting of bribery offences and other forms of corruption are the responsibility of all those working for Anavex or on its behalf. If you have any questions about this Policy, please do not hesitate to contact the Company’s CEO.

XXV.	POLITICAL CONTRIBUTIONS

The Company Group’s funds or assets may not be contributed, directly or indirectly, to any political party, committee or candidate, or the holder of any federal, state or local government office within the United States unless prior approval has been given by the Company’s CEO. In countries other than the United States in which political contributions by companies are lawful, a political contribution may be made only upon the prior specific written approval of the Company’s CEO. Covered Persons shall not be directed, pressured or coerced in any manner by a director, officer or any individual acting in a managerial or supervisory capacity to make a contribution to any political party or committee or to any candidate for or the holder of any government office.

XXVI.	WORKPLACE COMPLIANCE

It is the Company’s policy to attract and retain ethically committed and competent employees and to provide them with the education, training and growth opportunities that encourage professional development. The Company believes that it is important to establish key result areas for individual performance and provide transparent and uniform assessment feedback that encourages continuous improvement. The Company’s policies help foster an environment for employee development and investment into their success.

A.	Equality and Harassment

The Company is an equal opportunity employer. The Company values a diverse workforce and proudly reflects a Company culture developed with a variety of ethnic backgrounds, nationalities, races, ages, genders, political affiliates, sexual preferences, and religions. The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity and is committed to promoting and maintaining an inclusive, high- performing culture. All team members embrace and leverage each other’s talents and backgrounds and nourish innovative thinking to achieve their full potential and contribute to our shared success.

The Company does not unlawfully discriminate, nor does it allow its employees to unlawfully discriminate. The Company expects that all relationships among persons in the workplace will be business-like and free of unlawful discrimination, bias, prejudice and harassment. Prohibited harassment includes conduct that is intended to or that has the effect of unreasonably interfering with a fellow employee’s work performance or creating an environment that is intimidating, hostile, or offensive to the employee. Any hostile or demeaning behavior based upon an employee’s race, religion, national origin, age, gender, disability, sexual preference, political affiliation, marital status or veteran status will be construed as a violation of this policy and will be dealt with as such.

B.	Workplace Safety and Health

The Company conducts its operations with the highest regard for the safety and health of all employees and is committed to maintaining a safe and healthy workplace. The Company will endeavor to provide a safe and healthy workplace and to ensure that its operations do not cause any adverse impact or injury to the environment or to the communities in and around its workspaces. Employees must comply with all established safety rules and procedures, as well as all applicable federal, state and local health and safety laws including those issued by the Occupational Safety and Health Administration. When an unsafe condition or practice is identified, appropriate action must be taken promptly to correct the condition and to prevent it from happening again. Employees must report any violation of a safety rule, procedure or law of which they are aware or any accident, workplace injury, or any situation presenting a danger of injury.

C.	Substance Abuse

It is our policy to maintain a drug-free work environment. Use of illegal drugs, alcohol abuse and the misuse of legal drugs create serious health and safety risks in the workplace. The sale, transfer, or possession of illegal drugs or being under the influence of such drugs is strictly prohibited. Reporting to work or any Company business function under the influence of and/or impairment by any such substance or alcohol is also strictly prohibited. It is important that cases of drug or alcohol abuse be brought to the CEO’s attention immediately.

D.	Workplace Violence

The Company is committed to a safe working environment, free of threats, malicious behavior, intimidation and physical harm. All employees have a right to work in a safe environment and share the responsibility for assuring each other’s safety. The Company prohibits violence-related conduct including, but not limited to, physical assaults, fighting, threatening comments, intimidation and the intentional destruction of any company property, employee property, or merchandise. Any comments or behavior that could be reasonably interpreted as intent to do harm to employees, their family or their property will be considered a threat. Any employee who believes that he or she may be the target of violence or threats of violence, or is aware of violent or threatening conduct by another individual, that could result in injury to any employee or the destruction of property, has a responsibility to immediately report the situation to the CEO.

E.	No Retaliation

The Company adheres to an “Open Door Policy,” and encourages Company personnel to discuss with their manager or the CEO any compliance issues, concerns, problems and/or suggestions without fear of retaliation and with the assurance that the matter will be kept as confidential as possible.

The Company follows a strict non-retaliation policy as part of its Code of Business Conduct. As a result, retaliation against any individual who reports discrimination, harassment or violence or participates in an investigation of such reports is prohibited. Retaliation against an individual for reporting discrimination, harassment or violence or for participating in an investigation of a claim of harassment or discrimination is a serious violation of this Code and Company policies.

F.	At-Will Employment

Unless otherwise agreed in writing by the CEO, each Company employee is employed on an at-will basis. This means that there is no guarantee of continued employment and the Company has the right to terminate an individual’s employment at any time with or without cause. Oral representations cannot alter this relationship. Therefore, this Code of Conduct will not be construed or interpreted as creating an implied contract with any employee that he or she may be discharged only for cause. Employment with the Company is voluntarily entered into, and the employee is free to resign at will at any time, for any or no reason, with or without notice. Similarly, the Company may terminate the employment relationship at will at any time, for any or no reason, with or without notice, so long as there is no violation of applicable federal, state or local law.

G.	Background Checks and Disclosure of Suspension/Debarment/Felony/Other Criminal Conviction

The Company has determined that for all positions within the Company, a criminal history records check is required for candidates, when information as to a candidate’s criminal history is job-related to the position being sought. The determination has been made on the basis of the particular requirements of the job, the employer’s business necessity, and applicable federal and state laws. In addition, candidates may be required to submit to a post-offer drug screen. The Company is an equal opportunity employer and does not discriminate on the basis of race, sex, age, national origin, religion, disability, genetic information, or any other characteristic protected by federal, state or local laws.

In addition, the Company requires the ongoing disclosure of all criminal convictions (including, among others, any conviction where an appeal is pending, any plea of guilty or nolo contendere, and any participation in a first offender, deferred adjudication, or other similar arrangement or program where judgment of conviction has been withheld), and may terminate the employment of any employee as a result, in the discretion of management. To comply with these requirements, you must inform the CEO if you are convicted of a felony or misdemeanor crime.

XXVII.	WAIVERS OF OR CHANGES TO THE CODE OF BUSINESS CONDUCT AND ETHICS

It may be appropriate for a provision of this Code to be waived in a particular circumstance. Any waiver of, or changes to, this Code that apply to executive officers or directors of the Company may be made only by the Nominating Committee or another committee of our Board comprised solely of independent non-executive directors or a majority of our independent non-executive directors and must be promptly disclosed to shareholders as required by law or regulation of the SEC and the rules of the Nasdaq. In particular, to the extent that such committee determines to grant any waiver of this Code for an executive officer or director, the waiver shall be disclosed to shareholders within four business days of such determination through a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC. Any other Covered Person seeking a waiver should speak to his or her supervisor, who, in turn, should obtain the written approval of the CEO regarding such matter.

For the avoidance of doubt, no waiver shall be given from any provision of this Code that is not permitted under applicable law, rules or regulations.

XXVIII.	COMPLIANCE

The matters covered in this Code are of the utmost importance to the Company, the Company Group as a whole, and their respective stakeholders and business partners, and are essential to the Company Group’s ability to conduct its business in accordance with its stated values. The Company expects all Covered Persons and persons with whom the Company Group transacts business to adhere to the standards set forth in this Code in carrying out their duties to the Company Group. Individuals whose actions are deemed to be in violation of this Code or other policies of the Company that may be adopted from time to time will be subject to disciplinary action, up to and including suspension, termination and/or the reporting of violative conduct to the appropriate authorities and potential civil liability and criminal prosecution.

XXIX.	ADMINISTRATION AND IMPLEMENTATION

The Board has overall responsibility for administering and interpreting this Code. The CEO is responsible for the implementation of this Code.

XXX.	WEBSITE DISCLOSURE

This Code, as may be amended from time to time, shall be posted on the Company’s website. The Company shall state in its annual proxy statement that this Code is available on the Company’s website and provide the website address.

Approved: August 1, 2023